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                           CROSS/Z INTERNATIONAL, INC.


                     CONVERTIBLE NEGOTIABLE PROMISSORY NOTE



THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED. THE COMPANY'S SUBSCRIPTION AGREEMENT WITH THE HOLDER CONTAINS ADDITIONAL PROVISIONS RESTRICTING THE TRANSFER OF THIS NOTE. A COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE COMPANY'S OFFICE.


$Principal Amount                                                July ___, 1997


                  FOR VALUE RECEIVED, CROSS/Z INTERNATIONAL, INC., a California corporation ("Company"), with its principal office at 60 Charles Lindbergh Blvd., Uniondale, NY 11553, promises to pay to the order of Investor Name ("Holder") residing at Investor Address, or registered assigns, on the earliest of (i) ___________, 1999 [the 18-month anniversary of the initial closing], (ii) the date of successful consummation by the Company of an initial public offering of its securities, as described in Section 4 hereof,
(iii) the date of consummation of a sale by the Company of all or substantially all of its assets or a merger or consolidation in which the Company is not the survivor, (iv) the date of consummation of the sale or exchange (including by way of merger) of all or substantially all of the outstanding shares of the Company's Common Stock, par value $.001 per share ("Common Stock"), or (v) an "Offering Termination" as defined in Section 5 hereof, subject to the conversion rights of the Holder described therein (in any such event, "Maturity Date"), the principal amount of Dollar Amount Dollars ($Principal Amount), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public or private debts, together with interest on the unpaid balance of said principal amount from time to time outstanding at the rate of ten (10%) percent per annum; provided, however, that if the GKN Offering (as defined in Section 4 hereof) is not consummated on or before September 30, 1997, interest shall accrue on the outstanding principal hereof at the rate of thirteen percent (13%) per annum commencing October 1, 1997. Notwithstanding the foregoing, this Note may be prepaid or called by the Company at any time in whole, but not in part, without penalty or premium, but with at least two days notice to the Holder. Interest shall accrue to and include the date on which payment of principal is made. This Note shall be paid (and prepaid, if applicable) only pro rata with certain additional notes of like tenor being issued simultaneously herewith, subject to each Holder's conversion rights. Except as set forth in Section 4, payments of principal and interest are to be made at the address of the Holder designated above or at such other place as the Holder shall have notified the Company in writing at least five days before such payment is due.


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                  This Note is issued pursuant to a subscription agreement
between the Company and the Holder ("Subscription Agreement"), which is available for inspection at the Company's principal office. Reference herein to the Subscription Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay both principal and interest hereon as provided herein.

                  1. Use of Proceeds. The Company agrees that the proceeds of this Note shall not be used to pay (i) any indebtedness for borrowed money other than (a) approximately $32,000 of principal and interest owed to Gorman/Ventura;
(b) scheduled payments to HCC Financial Corp. pursuant to a letter agreement dated March 31, 1992, as amended on May 8, 1996; and (c) approximately an aggregate of $512,000 payable to Wheatley Partners LP and Wheatley Foreign Partners LP in connection with the Company's May 1997 interim financing and (ii) any of the Company's obligations, including indebtedness (both principal and any interest thereon) for borrowed funds and unpaid salaries, fees or other compensation, owed to any of its officers, directors, stockholders owning one percent or more of the outstanding shares of Common Stock, or any of their affiliates, for whatever purpose made and whether or not evidenced by a note, bond, debenture or other formal instrument, excluding, for the purposes hereof, any salaries or fees payable on a current basis to officers and directors in the ordinary course of the Company's business ("Related Party Obligations").

                  2. Events of Default. (a) Upon the occurrence of any of the following events (herein called "Events of Default"):

                            (i) The Company shall fail to pay the principal of
                  or interest on this Note on the Maturity Date;

                            (ii) (A) The Company shall commence any proceeding
                  or other action relating to it in bankruptcy or seek reorganization, arrangement, readjustment of its debts, receivership, dissolution, liquidation, winding-up, composition or any other relief under any bankruptcy law, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or (B) the Company shall admit the material allegations of any petition or pleading in connection with any such proceeding; or (C) the Company shall apply for, or consent or acquiesce to, the appointment of a receiver, conservator, trustee or similar officer for it or for all or a substantial part of its property; or (D) the Company shall make a general assignment for the benefit of creditors;

                            (iii) (A) The commencement of any proceedings or the
                  taking of any other action against the Company in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, liquidation, dissolution, arrangement, composition, or any other relief under any bankruptcy law or any other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing and the continuance of any of such events for sixty (60) days undismissed, unbonded or undischarged; or
                  (B) the appointment of a receiver, conservator, trustee or similar officer for the Company for any of its property and the continuance of any of such events for sixty (60) days undismissed, unbonded or undischarged; or (C) the issuance of a warrant of attachment, execution or similar process against any of the property of the Company and the continuance of such event for sixty (60) days undismissed, unbonded and undischarged;

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                            (iv) Any material breach of any of the Company's
                  representations or warranties contained in the Subscription Agreement or in the Agency Agreement dated as of July 10, 1996 ("Agency Agreement") between the Company, on the one hand and GKN Securities Corp. ("GKN") and Barington Capital Group, L.P. on the other;

                            (v) The Company shall fail to perform any obligation
                  of the Company contained in the Subscription Agreement or the Agency Agreement, after giving effect to any applicable notice provisions and cure periods;

                            (vi) The Company shall fail to comply with any of
                  its obligations under this Note; provided, however, that with respect to a failure to comply with any of the provisions of Sections 3.1(a) and (c) of this Note, such failure is not remedied within thirty (30) days after the Company's receipt of written notice of same;

                            (vii) The Company shall default with respect to any
                  indebtedness of $50,000 or more for borrowed money (other than under this Note) if either (a) the effect of such default is to accelerate the maturity of such indebtedness (giving effect to any applicable grace periods) or (b) the holder of such indebtedness declares the Company to be in default (giving effect to any applicable grace periods); or

                            (viii) Any judgment or judgments against the Company
                  or any attachment, levy or execution against any of its properties for any amount in excess of $50,000 in the aggregate shall remain unpaid, or shall not be released, discharged, dismissed, stayed or fully bonded for a period of 45 days or more after its entry, issue or levy, as the case may be;

then, and in any such event, the Holder, at its option and without written notice to the Company, may declare the entire principal amount of this Note then outstanding together with accrued unpaid interest thereon immediately due and payable, and the same shall forthwith become immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived. The Events of Default listed herein are solely for the purpose of protecting the interests of the Holder of this Note. If the
Note is not paid in full upon acceleration, as required above, interest shall accrue on the outstanding principal of and interest on this Note from the date of the Event of Default up to and including the date of payment at a rate equal to the lesser of sixteen (16%) percent per annum or the maximum interest rate permitted by applicable law.

                     (b) Non-Waiver and Other Remedies. No course of dealing or delay on the part of the Holder of this Note in exercising any right hereunder shall operate as a waiver or otherwise prejudice the right of the Holder of this Note. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

                     (c) Collection Costs; Attorney's Fees. In the event this
Note is turned over to an attorney for collection or Holder otherwise seeks advice of an attorney in connection with the exercise of its rights hereunder upon the occurrence of an Event of Default, the Company agrees to pay all reasonable costs of collection, including reasonable attorney's fees and expenses and all out of pocket expenses incurred in connection with such collection efforts, which amounts may, at the Holder's option, be added to the principal hereof.

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                  3. Obligation to Pay Principal and Interest; Covenants. No
provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, at the rates, and in the currency herein prescribed.

                     3.1 Affirmative Covenants. The Company covenants and agrees that, while this Note is outstanding, it shall:

                     (a) Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits, or upon any properties belonging to it before the same shall be in default; provided, however, that the Company shall not be required to pay any such tax, assessment, charge or levy which is being contested in good faith by proper proceedings and adequate reserves for the accrual of same are maintained if required by generally accepted accounting principles;

                     (b) Preserve its corporate existence and continue to engage in business of the same general type as conducted as of the date hereof; provided that the Company may be reincorporated in Delaware;

                     (c) Comply in all respects with all statutes, laws, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements ("Requirement(s)") of all governmental bodies, departments, commissions, boards, companies or associates insuring the premises, courts, authorities, officials, or officers, which are applicable to the Company; except wherein the failure to comply would not have a material adverse effect on the Company; provided that nothing contained herein shall prevent the Company from contesting the validity or the application of any Requirements.

                     3.2 Negative Covenants. The Company covenants and agrees that while this Note is outstanding it will not directly or indirectly:

                     (a) Guaranty or otherwise in any way become or be responsible for indebtedness for borrowed money, or for obligations, in either case of any of its officers, directors or principal stockholders or any of their affiliates, contingently or otherwise, other than such guaranties existing as of the date hereof;

                     (b) Declare or pay cash dividends;

                     (c) Sell, transfer or dispose of, any of its assets other than in the ordinary course of its business and for fair value;

                     (d) Purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding; or

                     (e) Repay out of the proceeds of this Note any (i) indebtedness for borrowed funds or (ii) Related Party Obligations, except as set forth in Section 1 hereof.

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                  4. Repayment in the Event of a Public Offering. As set forth in clause (i) of the first paragraph of this Note, this Note shall be paid in full, without premium, in the event, and on the date, that the Company successfully consummates an initial public offering of securities of the Company ("Offering"). The words "successful consummation," for this purpose, shall mean the date on which the Company receives the net proceeds of the Offering. The Company shall repay the Note by making payment into such Holder's account at GKN upon the successful consummation of the Offering. The Offering contemplated by the letter of intent, dated April 30, 1997 as amended on June 20, 1997 between the Company and GKN ("Letter of Intent") shall be referred to herein as the "GKN Offering."

                  5. Conversion.

                     5.1 Offering Termination. In the event that either (x) the Company elects not to proceed with the GKN Offering for any reason other than GKN's informing the Company that it will proceed with the offering only with a per-share offering price of less than $6.00 at a time when none of the following conditions is present: (i) a material adverse change has occurred since the signing of the Letter of Intent in the financial condition, business or prospects of the Company, (ii) as a result of the review of the Company's financial statements by the Company's independent accountants approved by GKN, it is determined that the Company's historical financial statements must be restated and that, as restated, the Company's earnings, revenues, assets and/or net worth is materially less than as previously presented; or (iii) the Company has breached any of its material representations, warranties or obligations in the Letter of Intent, or failed to proceed expeditiously with the GKN Offering or to cooperate with GKN in requesting effectiveness of the registration statement to be filed in connection with the GKN Offering at such time as GKN may deem appropriate, or (y) GKN elects not to proceed with the GKN Offering as a result of any of the conditions set forth in clauses (i), (ii) or (iii) above, then an "Offering Termination" shall be deemed to have occurred and the Holder may, at its option, determine to convert this Note, in whole but not in part, into Common Stock, as provided below.

                     5.2 Notice. In the event of an Offering Termination, the Company shall furnish notice of such event to the Holder at such Holder's address as set forth on page one hereof within five (5) days of such Offering Termination. In order to elect to convert the principal and interest of this Note, the Holder must deliver to the Company within fifteen (15) days after the receipt of the notice of the Offering Termination a written notice of his election to convert the principal and interest of this Note into the applicable number of Converted Shares (as defined herein), as determined under Section 5.3 hereof. If the Holder fails to deliver such notice within fifteen (15) days after receipt of the notice of the Offering Termination, the Holder shall not be entitled to convert the principal and interest of this Note as a result of such Offering Termination and this Note and all accrued interest hereon shall be paid in full.

                     5.3 Conversion Rate. If the Holder properly elects to convert the entire principal amount and interest owed under this Note pursuant to Section 5.2 hereof in the event of an Offering Termination, the Company shall convert this Note into the number of shares of the Common Stock ("Converted Shares") equal to the principal amount and interest then owed under the Note as of the date of the Offering Termination divided by $4.28 ("Conversion Price") and issue legended certificates for such Converted Shares to the Holder. If the Holder elects to convert this Note in accordance with Section 5.2, the number of securities to be issued to the Holder upon such conversion will be rounded up to the nearest whole number.

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                     5.4 Adjustments.

                     (a) If the outstanding shares of the Company's Common Stock shall be subdivided or split into a greater number of shares, or a dividend in Common Stock shall be paid in respect of Common Stock, the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or split or immediately after the record date of such dividend, be proportionately reduced. If the outstanding shares of Common Stock shall be combined or reverse-split into a smaller number of shares, the Conversion Price in effect immediately prior to such combination or reverse-split shall, simultaneously with the effectiveness of such combination or reverse-split, be proportionately increased. When any adjustment is required to be made in the Conversion Price, the number of shares of Common Stock purchasable upon the conversion of this Note shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the conversion of this Note immediately prior to such adjustment, multiplied by the Conversion Price in effect immediately prior to such adjustment, by (ii) the Conversion Price in effect immediately after such adjustment.

                     (b) If there shall occur any capital reorganization or reclassification of the Company's Common Stock (other than a change in par value or a subdivision or combination as provided for in subsection (a) above), or the payment of a liquidating distribution, then, as part of any such reorganization, reclassification or liquidating distribution, lawful provision shall be made so that the Holder of this Note shall have the right thereafter to receive upon the conversion hereof (to the extent, if any, still convertible) the kind and amount of shares of stock or other securities or property which such Holder would have been entitled to receive if, immediately prior to any such reorganization, reclassification or liquidating distribution, as the case may be, such Holder had held the number of shares of Common Stock which were then purchasable upon the conversion of this Note. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holder of this Note such that the provisions set forth in this Section 5.4 (including provisions with respect to adjustment of the Conversion Price) shall thereafter be applicable, as nearly as practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of this Note.

                     (c) Upon the happening of any event requiring an adjustment of the Conversion Price hereunder, the Company shall forthwith give written notice thereto to the Holder of this Note stating the adjusted Conversion Price and the adjusted number of shares purchasable upon the conversion hereof resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                  6. Miscellaneous.

                     6.1 Required Consent. The Company may not modify any of the terms of this Note without the prior written consent of the Holder.

                     6.2 Lost Documents. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and (in the case of loss, theft or destruction) of indemnity satisfactory to it, and upon reimbursement to the

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Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Company will make and deliver in lieu of such Note a new Note of like tenor and unpaid principal amount and dated as of the original date of the Note.

                     6.3 Benefit. This Note shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.

                     6.4 Notices and Addresses. All notices, offers, acceptances and any other acts under this Note (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressee in person, by overnight courier service or similar receipted delivery, or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:


     To Holder:                       To Holder's address on page 1 of this Note

     To the Company:                  Cross/Z International, Inc.
                                      60 Charles Lindbergh Boulevard
                                      Uniondale, New York  11553
                                      Attn:  Mark Chroscielewski, President


     In either case with copies to:   GKN Securities Corp.
                                      61 Broadway, 12th Fl.
                                      New York, New York 10006
                                      Attn: Deborah S. Novick, Sr. Vice
                                             President Investment Banking


                                      Graubard Mollen & Miller
                                      600 Third Avenue
                                      New York, New York 10016-2097
                                      Attn: David Alan Miller, Esq.


                                      Olshan Grundman Frome & Rosenzweig LLP
                                      505 Park Avenue
                                      New York, New York 10022
                                      Attn: David J. Adler, Esq.


or to such other address as any of them, by notice to the others may designate from time to time. Time shall be counted to, or from, as the case may be, the delivery in person or five (5) business days after mailing.

                     6.5 Governing Law. This Note and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed and interpreted according to the law of the State of New York without regard to principles of conflicts of law.

                     6.6 Jurisdiction and Venue. The Company (i) agrees that any legal suit, action or proceeding arising out of or relating to this Note shall be instituted exclusively in New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding, and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York.

                     6.7 Section Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Note.

                     6.8 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements contained herein shall survive the delivery of this Note.

                     IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.


                                                      CROSS/Z INTERNATIONAL, INC


                                                      By:_______________________
                                                          Mark Chroscielewski
                                                          President


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